Exhibit 99.15

New Brunswick, NJ (October 14, 2003) -- Johnson & Johnson today announced record sales for the third quarter of $10.5 billion, an increase of 15.2% over the prior year.
Excluding a currency impact of 3.5%, worldwide sales increased 11.7%. Domestic sales were up 14.8%, while international sales increased 15.8%, reflecting operational growth of 6.5% and a positive impact from currency of 9.3%.

Net earnings and diluted earnings per share for the quarter were $2.1 billion and $.69, increases of 20.1% and 21.1%, respectively, as compared to the same period in 2002. Prior year third quarter earnings included the effect of an after tax charge of $92 million associated with the settlement of an arbitration proceeding. On a pro-forma basis, net earnings and EPS growth, excluding this charge, would have been 14.0% and 15.0% respectively.

"We're very pleased to have achieved strong double-digit growth in both sales and earnings," said William C. Weldon, Chairman and Chief Executive Officer. "The breadth of our health care business continues to be a tremendous benefit. We had strong performances from a number of our business units, but I'm especially pleased by the first full-quarter impact of the CYPHER Sirolimus-eluting Coronary Stent in the United States. In fact, based on our usage estimates, 45% of all coronary angioplasty patients in the United States benefited from the reduced restenosis (reblockage) associated with the use of CYPHER."

Worldwide, the Medical Devices and Diagnostics segment achieved sales of $3.8 billion in the third quarter of 2003, which represented an increase over the prior year of 20.3% with operational growth of 16.3% and a positive impact from currency of 4.0%. Domestic sales increased
23.3%, while international sales increased a total of 16.6%
(7.5% from operations and 9.1% from currency).

DePuy's orthopaedic joint reconstruction and spinal products, Ethicon Endo-Surgery's minimally invasive surgical products and Cordis' circulatory disease management products were the primary contributors to the strong operational growth.

Of particular note was the contribution of the CYPHER stent to the growth of Cordis and the Medical Devices and Diagnostics segment. CYPHER was approved in the United
States during the second quarter of 2003 and has achieved wide recognition for its success in the reduction of restenosis following a coronary angioplasty procedure.

Also in the quarter, the Company announced that it had received approval from the U.S. Food and Drug Administration
(FDA) to market the PRECISE Nitinol Self-expanding Stent with Rapid Exchange Delivery System for treatment of biliary obstructions. In addition, the Company received FDA approval for primary stenting of the iliac arteries with the S.M.A.R.T. Nitinol Stent and the S.M.A.R.T. CONTROL Nitinol Stent.

The Company also announced FDA approval of the INDEPENDENCE iBOT 3000 Mobility System, a patented gyro-balanced personal mobility system that provides new levels of freedom and accessibility for people with disabilities. The iBOT Mobility System uses a unique combination of electronics, sensors and software components that work on the principle of balance to continuously and automatically adjust wheel position and seat orientation to stabilize the user.

Worldwide Pharmaceutical sales of $4.8 billion for the third quarter of 2003 represented an increase of 13.0% versus the prior year with operational growth of 9.7% and a positive impact from currency of 3.3%. Domestic sales increased 11.8%, while international sales increased a total of 15.8% (5.5% from operations and 10.3% from currency). Sales growth reflects the strong performance of REMICADE, a treatment for rheumatoid arthritis and Crohn's disease; DURAGESIC, a transdermal patch for chronic pain; TOPAMAX, an antiepileptic; ACIPHEX/PARIET, a proton pump inhibitor for gastrointestinal disorders, and RISPERDAL, an antipsychotic medication. PROCRIT/EPREX, a product for the treatment of anemia, was negatively impacted by increased competition.

During the quarter, the Company submitted a new drug application to the FDA for E-TRANS fentanyl HCl, an innovative patient-controlled alternative for acute pain management in a medically supervised setting.

Worldwide Consumer segment sales were $1.8 billion in the third quarter of 2003, an increase of 10.8% over the prior year on a reported basis with operational growth of 7.4% and a positive impact from currency of 3.4%. Domestic sales increased 8.1%, while international sales increased 14.1% (6.4% from operations and 7.7% from currency). Strong growth in Consumer sales was achieved in the skin care line of AVEENO, McNeil Nutritional's SPLENDA sweetener, Baby & Child Care products and Wound Care products.

Johnson & Johnson, with approximately 112,000 employees, is the world's most comprehensive and broadly based manufacturer of health care products, as well as a provider of related services, for the consumer, pharmaceutical, and medical devices and diagnostics markets. Johnson & Johnson has more than 200 operating companies in 54 countries around the world, selling products in more than 175 countries.

(This press release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from the Company's expectations and projections. Risks and uncertainties include general industry conditions and competition; economic conditions, such as interest rate and currency exchange rate fluctuations; technological advances and patents attained by competitors; challenges inherent in new product development, including obtaining regulatory approvals; domestic and foreign health care reforms and governmental laws and regulations; and trends toward health care cost containment. A further list and description of these risks, uncertainties and other factors can be found in
Exhibit 99(b) of the Company's Annual Report on Form 10-K for the fiscal year ended December 29, 2002. Copies of this Form 10-K are available online at www.sec.gov or on request from the Company. The Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments.)

For more information on Johnson & Johnson, please visit the Company's website at http://www.jnj.com.